Exhibit 2.3

STATEMENT OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF SERIES D PREFERRED STOCK

OF

RUBICO INC.

(Pursuant to Section 35 of the Business Corporations Act of the Republic of the Marshall Islands)

The undersigned, Kalliopi Ornithopoulou, does hereby certify:

1.        That she is the duly elected and acting Chief Executive Officer and President of Rubico Inc., a Marshall Islands corporation (the “Company”).

2.        That, pursuant to the authority conferred by the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), the Company’s Board of Directors (the “Board”) on [●], 2025 adopted the following resolution designating and prescribing the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions of the Company’s Series D Preferred Stock and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board by the Articles of Incorporation, as amended, the Board does hereby establish a series of preferred stock, par value $0.01 per share, and the designation and certain powers, preferences and other special rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

Section 1.                Designation and Amount. The shares of such series shall be designated as “Series D Preferred Stock”. The Series D Preferred Stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall initially consist of 100,000 shares, which number the Board may from time to time increase or decrease (but not below the number then outstanding).

Section 2.                Adjustments. In the event the Company shall at any time after the issuance of any share or shares of Series D Preferred Stock (i) declare any dividend on the common stock of the Company par value $0.01 per share (the "Common Stock"), payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case there shall be no adjustment to the number of outstanding shares of Series D Preferred Stock

Section 3.                Maturity. The Series D Preferred Stock shall expire and all outstanding shares of Series D Preferred Stock shall be redeemed by the Company for par value on the date that the currently outstanding loan facility with Alpha Bank, or any other financing facility with any financial institution which contains covenants that require that any member of the family of Mr. Evangelos J. Pistiolis maintains a specific minimum ownership or voting interest (either directly and/or indirectly through companies or other entities beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of the Company's issued and outstanding common shares, respectively, are fully repaid or reach their maturity date

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Section 4.                Transferability. The Series D Preferred Stock shall only be transferable for its par value of $0.01 per share.

Section 5.                Dividends and Distributions. The shares of Series D Preferred Stock shall have no dividend or distribution rights.

Section 6.                Voting Rights

(a)               Votes per Share of Series D Preferred Stock – In General

(i)	Except as provided in paragraph (b) of this Section 6, each share of Series D Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the shareholders of the Company.

(ii)	Except as provided in paragraph (b) of this Section 6, each share of the Series D Preferred Stock shall count for one thousand (1,000) votes for purposes of determining quorum at a meeting of shareholders.

(b)               Votes per Share of Series D Preferred Stock – Special Circumstances

For so long as (i) the Lax Trust, directly or indirectly, owns or is the Beneficial Owner of all of the issued and outstanding shares of Series D Preferred Stock, and (ii) the loan facility with Alpha Bank, or any other financing facility with any financial institution which contains covenants that require that any member of the family of Mr. Evangelos J. Pistiolis maintains a specific minimum ownership or voting interest (either directly and/or indirectly through companies or other entities beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of the Company's issued and outstanding common shares (such facilities, along with the Alpha Bank facility, the “Relevant Agreements”), remain outstanding and in full force and effect, if the Designated Combined Voting Power is less than the Minimum Majority Voting Power, then:

(i)	Notwithstanding paragraph (a)(i) of this Section 6, on all matters submitted to a vote of the shareholders of the Company, each share of Series D Preferred Stock shall entitle the holder thereof to such number of votes (the “Adjusted Votes”) such that the sum of the Series D Voting Power conveyed by the Adjusted Votes plus the Non-Series D Combined Voting Power equals the Minimum Majority Voting Power.

(ii)	Notwithstanding paragraph (a)(ii) of this Section 6, for purposes of determining quorum at a meeting of shareholders of the Company, each share of the Series D Preferred Stock shall count for such number of votes that is equal to the Adjusted Votes.

(iii)	For purposes of this paragraph (b) of this Section 6, the terms below shall have the following meanings:

“Beneficial Owner” shall mean a “beneficial owner”, as determined in accordance with Section 13d-3 of the Securities Exchange Act of 1934, as amended, together with any person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Beneficial Owner; “Beneficial Ownership” and related terms shall have the correlative meanings.

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“Non-Series D Combined Voting Power” shall mean the Designated Combined Voting Power excluding any Series D Voting Power.

“Designated Combined Voting Power” shall mean the aggregate Voting Power of Mr. Evangelos J. Pistiolis or any related parties affiliated with Mr. Evangelos Pistiolis and the Lax Trust, which, for each such holder, shall include Voting Power obtained through the direct or indirect Beneficial Ownership of Voting Securities, and shall be calculated assuming the Series D Voting Power equals one thousand (1,000) votes per share of Series D Preferred Stock.

“Minimum Majority Voting Power” shall mean the minimum number of votes representing a majority of the Total Voting Power.

“Series D Voting Power” shall mean, at a given point in time, such number of votes entitled to be cast per share of Series D Preferred Stock.

“Total Voting Power” shall mean the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

“Voting Power” shall mean the number of votes eligible to be cast by a holder of Voting Securities.

“Voting Securities” shall mean any securities or other ownership interests entitled, or which may be entitled, to vote on the election of directors of the Company, or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

(iv)	The provisions of this paragraph (b) of this Section 6 shall automatically terminate upon the termination of the Relevant Agreements.

(c)               Except as otherwise provided herein or by law, the holders of shares of Series D Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(d)               Except as required by law, holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 7.                Reacquired Shares. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein and, in the Articles of Incorporation, as then amended.

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Section 8.                Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, the Series D Preferred Stock shall have a liquidation preference of $0.01 per share.

Section 9.                Redemption. Except as provided herein, the shares of Series D Preferred Stock shall not be redeemable.

Section 10.            Amendment; Waiver. The Articles of Incorporation of the Company, as amended, shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock, voting separately as a class. Any term or provision of this Statement of Designation may be waived, with the written consent of the Company and the vote or written consent of holders of all of the shares of Series D Preferred Stock at the time outstanding.

Section 11.            Fractional Shares. Series D Preferred Stock may not be issued in fractional shares.

Section 12.            Notices. Any notice to be delivered hereunder shall be delivered (via overnight courier, facsimile or email) to each holder at its last address as it shall appear upon the books and records of the Company at least ten (10) calendar days prior to the applicable record or effective date thereinafter specified.

Section 13.            Severability. If any provision of this Statement of Designation is invalid, illegal or unenforceable, the balance of this Statement of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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IN WITNESS WHEREOF, this Statement of Designation is executed on behalf of the Company by its Chief Executive Officer and President on [●], 2025.

Name: Kalliopi Ornithopoulou
Title: Chief Executive Officer and President

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